Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in this Registration Statement of Summit Bancshares, Inc. on Form S-8 of our reports dated March 14, 2006, with respect to the consolidated financial statements of Summit Bancshares, Inc., Summit Bancshares, Inc. management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Summit Bancshares, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 2005, filed with the Securities and Exchange Commission.

/s/ Stovall, Grandey & Allen, LLP

Fort Worth, Texas
September 14, 2006